Exhibit 10.27

TO:	Rui Avelar

SUBJECT:	Company Transfer

FROM:	Christine Chapman

DATE:	January 17, 2018

COPIES:	Manager, Employee File

Dear Rui,
This memo is in regards to your transfer from ALPHAEON Corporation to Evolus, Inc. and establishes the details of your new position.
JOB/POSITION:
Effective upon official Initial Public Offering, your employment status will transfer to Evolus, Inc. Your job title will be Chief Medical Officer. In your role, you will report directly to Chris Marmo.
BASE SALARY:
Effective upon your transfer, your base salary will be a bi-weekly rate of $12,500.00, which is equivalent to $325,000.00 annually.
INCENTIVE:
You will be eligible to participate in the Evolus Annual Incentive Plan. Your targeted bonus will be 50% of your base salary, as defined under the provisions of the plan, and may increase or decrease dependent on individual and company financial performance. Your bonus will be subject to the terms and conditions set by Evolus’ Board of Directors, including any pro-rating and requirements to be employed at the time of any bonus payment.
FDA MILESTONE:
After your transfer to Evolus (and assuming an initial public offering of Evolus), Evolus has agreed to take responsibility for paying you the one-time bonus of $700,000.00 related to the FDA approval of the Daewoong Botulinum Toxin outlined in your prior Strathspey Crown Holdings, LLC offer letter.
HEALTH BENEFITS:
You will continue to be entitled to Medical, Life and Disability insurances.

17901 Von Karman Ave., Ste. 150, Irvine, CA 92614	949-284-4555	evolus.com

OTHER CONDITIONS:
As a condition of your employment, you may be required to sign additional company documents including, but not limited to, a Proprietary Inventions Assignment Agreement, Lock Up Agreement, and Options Agreement. Evolus will notify you in writing as these become available.
To acknowledge your acceptance of this offer, please sign in the space provided below and return to Christine Chapman, Human Resource Manager, no later than January 22, 2018. Please keep a copy for your records.
Should you have any questions, please contact me. The management team wishes you all the best in your continued success!

Best regards,

/s/ Christine Chapman

Christine Chapman
Manager, Human Resources

ACKNOWLEDGEMENT:

I accept the above terms offered by Evolus, Inc.

/s/ Rui Avelar	January 22, 2018
Rui Avelar	Date

17901 Von Karman Ave., Ste. 150, Irvine, CA 92614	949-284-4555	evolus.com